QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.19

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement"), made as of the 17th day of March, 2003, is by and among Simmons Lone Star Media, Ltd., a Utah limited partnership ("Licensee"), Simmons-Austin, LLC, a Utah limited liability company ("Operating Company," and collectively with Licensee, the "Seller"), HBC Broadcasting Texas, L.P., a Texas limited partnership ("HBC Texas"), and HBC License Corporation, a Delaware corporation ("HBC License" and together with HBC Texas, the "Buyer").

RECITALS

  A.
  Licensee is the licensee of Radio Station KTND(FM), licensed to Georgetown, Texas (the "Station"), together with related licenses and authorizations issued by the Federal Communications Commission (the "FCC").

  B.
  Operating Company is the owner of the operational assets used in the broadcasting of the Station.

  C.
  Operating Company desires to sell to HBC Texas certain assets, as described herein, relating to the operation of the Station, and HBC Texas desires to purchase such assets on the terms and conditions contained in this Agreement.

  D.
  Licensee desires to assign its Federal Communications Commission ("FCC") licenses related to the Station to HBC License, subject to consent of the FCC and the terms of this Agreement.

  E.
  The defined terms shall have the meanings ascribed to them in Article 13.

WITNESSETH:

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer hereby agree as follows:

ARTICLE 1
ASSETS TO BE CONVEYED

        1.1  Closing. Subject to (i) the provisions of Section 10.1 and (ii) the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed), on or prior to the date scheduled for the Closing, of the closing conditions set forth in Article 7 hereof, including, for example, the consent of the FCC to the transaction contemplated by this Agreement, the closing (the "Closing") of the sale and purchase of the Station Assets (as defined in Section 1.2) shall take place in the offices of the Buyer, at 11:00 a.m., local time, on the seventh day following the satisfaction or waiver of the conditions set forth in Article 7 (or on the next normal business day if the seventh day is not a normal business day), or at such other place, time or date as Buyer and Seller may mutually agree in writing.

        1.2  Transfer of Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer on the Closing Date, and Buyer agrees to purchase all of Seller's right, title and interest in, the following assets, free and clear of all Liens, except as otherwise provided in this Agreement, but excluding the assets described in Section 1.3 (collectively, the "Station Assets"):

          (a)  All licenses, permits, construction permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state or local governmental authority to Seller, currently in effect and used in the conduct of the business or operations of the Station, together with renewals or modifications thereof and any additions thereto between the date hereof and the Closing Date, including, without limitation, the licenses, permits and authorizations listed on Schedule 1.2(a) attached hereto (the licenses, permits and authorizations issued by the FCC collectively are referred to herein as the "FCC Licenses;" and the FCC Licenses and the licenses, permits and other authorizations issued by any other governmental authority collectively are referred to herein as the "Station Licenses");

          (b)  All of Seller's right, title and interest in the towers, equipment, spare parts and other tangible personal property located at the Station' transmitters or studio site and used exclusively in the operation of the Station and in any other tangible personal property identified on Schedule 1.2(b) (the "Personal Property");

          (c)  Seller's right, title and interest in and to (i) the transmitter site lease to be entered into by Seller at the New Transmitter Site (as defined in Section 1.5) upon terms acceptable to Buyer (the "Transmitter Site Lease"), (ii) the other contracts listed on Schedule 1.2(c) hereto (together with the Transmitter Site Lease, the "Assumed Contracts"), provided that, as to any such contract the assignment of which requires the consent of a party other than Seller, such consent is obtained prior to Closing or (iii) are entered into between the date hereof and the Closing which Seller agrees to assign, and Buyer agrees to assume, in writing at Closing, provided that, with respect to any such contract the assignment of which requires the consent of a party other than Seller, such consent is obtained prior to the Closing;

          (d)  Seller's public inspection file, filings with the FCC relating to the Station, and such technical information, engineering data, rights under manufacturers' warranties as exist at Closing and relate exclusively to the assets being conveyed hereunder;

          (e)  All call letters, websites and website domain names used by the Station;

          (f)    All books and records required by the FCC to be kept by the Station; and

          (g)  All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics, including filings with the FCC, relating to the business and operation of the Station.

        1.3  Excluded Assets. The Station Assets shall not include the following:

          (a)  All cash, cash equivalents or similar investments such as certificates of deposit, treasury bills and other marketable securities on hand and/or in banks, deposits or prepaid expenses of Seller;

          (b)  All accounts receivable of Seller;

          (c)  Any insurance policies, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto;

          (d)  Any pension, profit-sharing or cash or deferred (section 401(k)) plans and trust and assets thereof, and any other employee benefit plan or arrangement and the assets thereof of Seller;

          (e)  Duplicate copies of such records as may be necessary to enable Seller to prepare and file tax returns and reports, all original financial statements and supporting materials, all books and records that Seller is required by law to retain, and all records of Seller relating to the sale of the Station Assets;

          (f)    Any interest in and to any refunds of federal, state or local franchise, income or other taxes for periods prior to the Closing;

          (g)  All tangible and intangible personal property disposed of or consumed between the date of this Agreement and the Closing, as permitted under this Agreement;

          (h)  Any other assets identified on Schedule 1.3(h);

          (i)    The account books of original entry and general ledgers and all limited partnership and limited liability company records of the Seller, including, but not limited to, tax returns and transfer books;

          (j)    All of Seller's right, title and interest in and to the agreements with advertisers to broadcast commercial messages on the Station which have not been performed as of the Closing;

          (k)  Those agreements and arrangements for the exchange of advertising time for consideration other than money which remain in effect and unfulfilled as of the Closing Date ("Barter Obligations"); and

          (l)    Assets not used by Seller in the operation of the Station.

        1.4  Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all obligations and liabilities of Seller arising or accruing after the Closing under the Station Licenses and Assumed Contracts. Buyer shall not assume any other obligations or liabilities of Seller or the Station, including (i) any obligations or liabilities under any contract or agreement not included in the Assumed Contracts, (ii) any obligation or liabilities under the Assumed Contracts relating to the period prior to the Closing except insofar as an adjustment therefore is made in favor of Buyer under Section 2.5, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities of Seller which are unrelated to the Station, (v) any agreements, executed or executory, relating to the exchange of broadcast time on the Station for goods, wares, services, advertising, promotions, merchandising or anything other than cash, (vi) any obligations relating to current or former employees of the Station and (vii) any obligations relating to the Excluded Assets.

        1.5  Upgrade of Station Facilities. The parties intend to undertake certain efforts to upgrade the Station's signal strength in the greater Austin, Texas metropolitan area, as outlined in the report of Reynolds Technical Associates attached hereto as Schedule 1.5. The parties covenant to implement Option I (referenced on Schedule 1.5) as promptly as practicable. In connection therewith, (i) Seller will, as promptly as practicable and at its expense, file such applications with the FCC requesting that the Station's transmitter site be permitted to relocate to coordinates on the south side of Georgetown, Texas that are mutually acceptable to Buyer and Seller (the "New Transmitter Site") and that the Station be permitted to broadcast from the New Transmitter Site as a Class C-3 radio station operating at 499 feet HAAT; (ii) Seller will, at its expense, complete all engineering studies and obtain all local governmental and third party approvals incident to the commencement of operations at the New Transmitter Site; (iii) Buyer will, at its expense, pay the costs of construction of the transmission facilities at the New Transmitter Site; (iv) Seller will ensure that radio station KFAN(FM) will apply with the FCC to downgrade from Class C-2 to C-3 status; and (v) Buyer shall file an application with the FCC requesting that its KXTN(FM) radio station be reclassified as a Class C-0, conditioned upon the approval of Seller's application. Buyer shall have the sole right and option to determine whether or not the rulemaking contemplated by Option II (referenced on Schedule 1.5) shall be pursued, either concurrently with the pursuit of, or following the completion of, Option I.

        1.6  Time Brokerage Agreement. Concurrently with the execution and delivery of this Agreement, the parties are entering into a Time Brokerage Agreement (the "Time Brokerage Agreement"), pursuant to which Seller will make the Station's broadcast facilities available to HBC Texas for the broadcast of programming, including the sale of advertising time in connection therewith by HBC Texas, commencing on April 15, 2003 (the "Time Brokerage Date"). Notwithstanding anything to the contrary contained in this Agreement or otherwise, Seller shall not be deemed to have breached or failed to comply with any representations, warranties, covenants, or agreements with respect to the Station or the Station Assets if such breach or failure is due or caused directly by any act, omission or instruction of Buyer under or in connection with the Time Brokerage Agreement or any activities or transactions by Buyer in furtherance thereof or in connection therewith.

ARTICLE 2
PURCHASE PRICE

        2.1  Purchase Price. The purchase price (the "Purchase Price") for the Station Assets shall be $16,000,000.

        2.2  Deposit. The Buyer has delivered $800,000 (the "Deposit Amount") to Star Media, as the "Escrow Agent," subject to an escrow agreement in substantially the form set forth on Schedule 2.2. The Deposit Amount is to be held subject to the following:

          (a)  If the purchase of the Assets under this Agreement is not consummated due to a breach by the Buyer of any of its obligations under this Agreement, the Seller shall be entitled to the Deposit Amount (together with interest thereon) as liquidated damages, to compensate the Seller for the damages resulting to the Seller from such breach.

          (b)  If the purchase of the Assets under this Agreement is not consummated due to the failure of any of the conditions in Section 7 (other than as a result of the Buyer's breach of any of its obligations under this Agreement), the Seller shall not be entitled to the Deposit Amount (or interest thereon) and, promptly after the termination of this Agreement in accordance with Section 7, the Deposit Amount (together with interest thereon) shall be paid by the Escrow Agent to the Buyer.

          (c)  At the Closing, the parties shall cause the Deposit Amount (together with interest thereon) to be paid to the Seller.

        2.3  Payment of Purchase Price. At the Closing, Buyer shall pay Seller the Purchase Price, less the Deposit Amount and subject to the prorations set forth in Section 2.5, by wire transfer of immediately available funds to an account at a bank or other financial institution pursuant to wire transfer instructions that Seller shall deliver to Buyer at least five (5) days prior to the Closing Date.

        2.4  Allocation. The Purchase Price shall be allocated for income tax purposes in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro (whose fees shall be paid by Buyer). Such agreed allocations shall be used by the parties in preparing all relevant tax returns, information reports and other tax documents and forms.

        2.5  Prorations. All income and expenses arising from the conduct of the business and operations of the Station shall be prorated between Buyer and Seller as of 12.01 a.m. local time, on the Closing Date in accordance with generally accepted accounting principles. Except as may be contemplated by the Time Brokerage Agreement, such prorations shall be based upon the principles that Seller shall be entitled to all income earned and shall be responsible for all liabilities and obligations accruing in connection with the operation of the Station until the Closing Date, and Buyer shall be entitled to such income earned and be responsible for such liabilities and obligations accruing in connection with the operation of the Station thereafter. Such prorations shall include, without limitation, all ad valorem and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid as set forth in Section 12.1 of this Agreement), deposits, utility expenses, liabilities and obligations under all Assumed Contracts, rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the Station; provided, however, there shall be no adjustment for, and Seller shall remain solely liable for, any contracts or agreements not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 1.4.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

        Licensee and Operating Company, each as to itself as may be applicable, represents and warrants to Buyer that, except as otherwise disclosed in the schedules to this Agreement (the "Schedule of Exceptions"), the following representations and warranties will be true and correct on the Closing Date, except for those representations and warranties specifically noted as being true and correct as of the date of this Agreement through the Closing Date:

        3.1  Organization and Standing.

          (a)  As of the date of this Agreement through the Closing Date, Operating Company (i) is a Utah limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah; and (ii) has all necessary power and authority to carry on the business of the Station.

          (b)  As of the date of this Agreement through the Closing Date, Licensee (i) is a Utah limited partnership duly formed, validly existing and in good standing under the laws of the State of Utah and (ii) has all necessary power and authority to carry on the business of the Station.

        3.2  Authorization and Binding Obligation. As of the date of this Agreement through the Closing Date, Operating Company and Licensee each has all necessary power and authority to enter into and perform its respective obligations under this Agreement and the documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. As of the date of this Agreement through the Closing Date, this Agreement has been duly executed and delivered by both Operating Company and Licensee and is enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

        3.3  Absence of Conflicting Agreements or Required Consents. As of the date of this Agreement through the Closing Date, the execution, delivery and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both) by Operating Company and Licensee, respectively: (a) do not and will not violate any provisions of their organizational documents; (b) do not and will not conflict with, result in a material breach of, constitute a default under, or violate any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental authority; (c) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of, result in a material breach of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, lease, instrument, license or permit to which Operating Company or Licensee is a party or by which either Operating Company or Licensee is bound; and (d) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance upon any of the Station Assets.

        3.4  Litigation. Other than as set forth on Schedule 3.4, there is no claim, action, counterclaim, suit, litigation, labor dispute, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, pending, or to the knowledge of either Operating Company or Licensee threatened, against or relating to either Operating Company or Licensee with respect to the ownership or operation of the Station or otherwise relating to the Station Assets or the business or operations of the Station.

        3.5  Station and Other Licenses.

          (a)  Schedule 1.2(a) contains a true and complete list of the Station Licenses, and there are no other licenses, permits or other authorizations required for the lawful operation of the Station in the manner now operated. Licensee has made available to Buyer true and complete copies of the Station Licenses (including any amendments and other modifications thereto). Licensee is the authorized legal holder of the Station Licenses. The Station Licenses are in good standing and in full force and effect. To the best of the knowledge of Licensee, the Station and the facilities of the Station are being operated in all material respects in accordance with the FCC Licenses and all material FCC rules and policies.

          (b)  Except as set forth in Schedule 1.2(a), and except for proceedings affecting the radio broadcasting industry generally, there are no applications, petitions, complaints, investigations, forfeitures, proceedings or other actions pending or, to the best of the knowledge of either Operating Company or Licensee, threatened before the FCC relating to the Station or the Station Licenses. Should any such filing be made or action initiated, Operating Company and Licensee shall promptly notify Buyer thereof. To the best of the knowledge of Operating Company and Licensee, the Station' transmission towers and equipment have been operated and maintained by Operating Company in material compliance with the Communications Act and the rules and regulations of the FCC and the Federal Aviation Administration ("FAA"), and the towers have been properly registered with the FCC and approved by the FAA as necessary.

          (c)  Licensee is qualified to hold the FCC Licenses.

          (d)  In addition to the Station Licenses, to the best of the knowledge of Operating Company and Licensee, either Operating Company and Licensee, as may be the case, possess all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would have a material adverse effect on the business, financial condition or results of operations of the Station. To the knowledge of Operating Company and Licensee, such licenses, approvals, permits and authorizations are in full force and effect, Operating Company or Licensee, as the case may be, is in compliance with their requirements and no proceeding is pending or threatened to revoke or amend any of them. Schedule 1.2(a) contains a complete list of such licenses, approvals, permits and authorizations.

        3.6  Title to and Condition of Station Assets.

          (a)  Except as disclosed on Schedule 1.2(b), Operating Company and Licensee, respectively, have good and marketable title to the Personal Property free and clear of all Liens. Seller owns no real property in connection with the operation of the Station.

          (b)  At the Closing, the Personal Property will be in reasonable condition and working order, ordinary wear and tear excepted, and reasonably suitable for the uses for which intended, free from any defects known to either Operating Company or Licensee, normal wear and tear excepted, and will be in material compliance with the published rules and regulations of the FCC and, to the best of the knowledge of Operating Company or Licensee, all other applicable federal, state and local statutes, ordinances, rules and regulations.

        3.7  Assumed Contracts. To the best of the knowledge of Operating Company and Licensee, respectively, the Assumed Contracts are in full force and effect and are legally valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditor's rights or equitable principles generally. To the best of the knowledge of Operating Company and Licensee, respectively, neither Operating Company nor Licensee is in any material respect in default under Assumed Contracts.

        3.8  Compliance with Laws. To the best of the knowledge of Operating Company and Licensee, Operating Company and Licensee, respectively, have complied in all material respects with, and neither is in any material respect in violation of, any federal, state or local laws, statutes, rules, regulations or orders relating to the ownership and operation of the Station.

        3.9  Broker's Fees. As of the date of this Agreement through the Closing Date, other than a payment owed by Seller to Star Media Group, neither Seller nor any person or entity acting on Seller's behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Seller in connection with the transactions contemplated by this Agreement.

        3.10 Consents. As of the date of this Agreement, except for the FCC Consent provided in Section 5.1 and the consents with respect to certain of the Assumed Contracts so designated on Schedule 1.2(c), no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required (a) to consummate the transactions contemplated hereby; or (b) to permit either Operating Company or Licensee to assign or transfer the Station Assets to Buyer. The assignment or transfer of the Assumed Contracts, including leases, shall be completed at no additional cost to Buyer, and Seller shall save and hold Buyer harmless from any and all such costs.

        3.11 Taxes.

          (a)  Operating Company and Licensee has each filed all federal, state, county and local tax returns and reports required to be filed by them with respect to taxes for which successor liability will apply, including payroll, property, withholding, social security, sales and use taxes, to the extent that such taxes relate to the Station Assets; have either paid in full all such taxes that have become due, as reflected on any return or report, and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and have made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by either Operating Company or Licensee with respect to any such tax. No unsatisfied deficiency, delinquency or default for any such tax, assessment or governmental charge has been assessed (or, to the knowledge of either Seller, claimed or proposed) against Operating Company or Licensee, nor has either Operating Company or Licensee received notice of any such deficiency, delinquency or default.

          (b)  Operating Company and Licensee have paid all required state, county, and local sales tax resulting from sales made in the State of Texas, as such taxes relate to the Station Assets.

        3.12 Reports. All reports and statements that either Operating Company or Licensee are required to file with the FCC in respect of the Station have been filed, and all reporting requirements of the FCC have been complied with in all material respects.

        3.13 Financial Statements of the Station. Operating Company and Licensee have previously delivered to Buyer the unaudited balance sheet and income statement for the Station as of and for the year ended December 31, 2002. These financial statements have been prepared in all material respects in accordance with generally accepted accounting principles consistently followed by Operating Company and Licensee throughout the periods indicated (except that they may omit certain footnotes required by such principles and the interim financial statements do not reflect normal year-end adjustments and accruals) and fairly present financial position of the Station as of the respective dates of the balance sheets included and the results of their operations for the respective periods indicated.

        3.14 Absence of Changes in Seller's Business Operations. With reference to the Station Assets and the operations of the Station, from December 31, 2002 to the date hereof, there has not been any:

          (a)  Transaction by Operating Company or Licensee related to the Station entered into except in the ordinary course of business;

          (b)  Material adverse change in the financial condition, liabilities, assets, business or prospects of Operating Company or Licensee with respect to the Station;

          (c)  Destruction, damage, or loss of any asset of Operating Company or Licensee (insured or uninsured) that materially and adversely affects the financial condition, business, or prospects of Operating Company or Licensee with respect to the Station;

          (d)  Material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Operating Company or Licensee with respect to the Station;

          (e)  Sale or transfer of any material asset used by either Operating Company or Licensee in the operation of the Station, except in the ordinary course of business;

          (f)    Amendment or termination of any contract, agreement, or license related to the operation of the Station, except in the ordinary course of business;

          (g)  Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Operating Company or Licensee or the affairs of either of them; or

          (h)  Labor trouble or claim of wrongful discharge or other unlawful labor practice or action.

        3.15 Personnel.

          (a)  Neither Operating Company nor Licensee is a party to or subject to any collective bargaining agreements with respect to the Station. To the best knowledge of Operating Company and Licensee, there is no representation or organizing effort pending or threatened against or involving or affecting either Operating Company or Licensee, as the case may be, with respect to employees employed at the Station. There is no pending or, to the knowledge of Operating Company and Licensee, threatened labor dispute, strike, or work stoppage affecting the Station.

          (b)  Each employee benefit plan that is maintained by Operating Company or Licensee or any member of either company's controlled group of companies (within the meaning of Code Section 414) and in which any Covered Employee participates and that is intended to be "qualified" under Code Section 401(a) has been determined by the Internal Revenue Service to be so qualified (or an application for such a determination has been filed with the Internal Revenue Service); no event has occurred that would have a material adverse effect on the qualified status of any such employee benefit plan; and each trust maintained in connection with each such employee benefit plan is tax-exempt under Code Section 501(a).

          (c)  Neither Operating Company nor Licensee maintains or has maintained, contributes to or has contributed to, or otherwise has any liability for or obligation under any employee pension benefit plan that is a defined benefit plan (as described in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a multiemployer plan (as described in ERISA Section 4001(a)(3)).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        4.1  Organization and Standing. HBC License is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. HBC Texas is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas.

        4.2  Authorization and Binding Obligation. Buyer has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other documents required hereby have been duly executed and delivered by Buyer and constitute valid and binding obligations enforceable against Buyer in accordance with their terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

        4.3  Absence of Conflicting Agreements or Required Consents. Except for the FCC Consent, the execution, delivery and performance of this Agreement by Buyer: (a) do not and will not violate any provision of Buyer's organizational documents; (b) do not and will not require the consent of any third party or governmental authority; (c) do not and will not violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, lease, instrument, license or permit to which Buyer is now subject.

        4.4  Absence of Litigation. There is no claim, litigation, arbitration or proceeding pending or, to the best of Buyer's knowledge, threatened, before or by any court, governmental authority or arbitrator, that seeks to enjoin or prohibit, that questions the validity of or that might materially hinder or impair Buyer's performance of its obligations under this Agreement.

        4.5  FCC Qualifications. To the best of Buyer's knowledge, Buyer is qualified under the Communications Act of 1934, as amended, and the rules and regulations of the FCC to be the assignee of the FCC Licenses, it being understood that Buyer has a duty to ascertain what would cause it to lose such qualification. There are no facts known to Buyer that would delay the consummation of the transactions contemplated by this Agreement. Buyer has no reason to believe that the FCC assignment contemplated hereby might be challenged or might not be granted by the FCC in the ordinary course solely because of its qualifications.

        4.6  Broker's Fees. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, and no person or entity is entitled to any such payment from Buyer in connection with the transactions contemplated by this Agreement.

        4.7  Financial Qualifications. Buyer is financially qualified to consummate the transactions contemplated by this Agreement and to certify to its financial qualifications on FCC Form 314.

        4.8  Seller's Representations and Warranties. Buyer has not relied on or been induced to enter into this Agreement by any statement, representation or warranty other than those expressly set forth in Article 3 of this Agreement.

ARTICLE 5
GOVERNMENTAL CONSENTS

        5.1  FCC Application.

          (a)  The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station, and all such operations, including complete control and supervision of all of the Station' programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

          (b)  Within five business days after the date hereof, Buyer and Seller shall prepare and jointly file a complete and grantable FCC Application, and the parties shall use reasonable efforts to cause the FCC to accept the FCC Application for filing as soon as practicable thereafter. Seller and Buyer shall thereafter prosecute the FCC Application in good faith and with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Application as expeditiously as practicable; provided, however, that neither Seller nor Buyer shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon Seller or Buyer or upon any affiliated entity, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its best efforts to comply with such condition; provided, however, that no party shall be required to comply with any condition that would have a material adverse effect upon it or any affiliated entity. If rehearing, reconsideration or judicial review is sought by a third party or by the FCC on its own motion with respect to the FCC Consent, Buyer and Seller shall vigorously oppose such efforts for rehearing, reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 10 (Termination Rights).

          (c)  All FCC filing or grant fees with respect to the assignment of the FCC Licenses from Seller to Buyer shall be paid equally by Buyer and Seller. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Application to be prepared by it and in connection with the processing and defense of the application.

        5.2  Other Filings and Governmental Consents. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. Each party shall bear its own costs and expenses in connection with the preparation of any filings, documents or requests to be prepared by it in order to obtain such governmental consents, approvals or waivers and in connection with any prosecution or defense by it of such filings, documents or requests.

ARTICLE 6
COVENANTS

        6.1  Conduct of Business.

          (a)  Affirmative Covenants. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or the Time Brokerage Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall:

            (i)    Comply in all material respects with all laws applicable to Seller's use of the Station Assets and continue to operate and maintain the Station in conformity with the Station Licenses, the Communications Act of 1934, as amended, and the rules and regulations of the FCC.

            (ii)  Maintain the Station Assets in customary repair, maintenance and condition.

            (iii)  Use reasonable efforts to obtain the consent of any third party necessary for the assignment to Buyer, without any material adverse change, of the contracts listed on Schedule 1.2(c).

            (iv)  Timely make or provide all payments, services or other consideration due for the Assumed Contracts so that all payments required to be made as of the Closing Date will have been paid, except for any amounts being contested by Seller in good faith.

            (v)  Maintain in full force and effect the Station Licenses and all other licenses, permits and authorizations relating to the Station and take any action necessary before the FCC,

    including the preparation and prosecution of applications for renewal of the FCC Licenses, if necessary, to preserve such licenses in full force and effect without material adverse change.

            (vi)  Maintain insurance on the Station Assets.

            (vii) To the extent Seller may do so without penalty, terminate, or send notice of termination of, such of the Assumed Contracts as Buyer may request.

            (viii) Use its best efforts to complete all of the Station' Barter Obligations prior to the Closing.

            (ix)  Exercise all renewal options on the transmitter site leases for which notice of renewal would be required to be given prior to the Closing.

            (x)  Repair, at its expense, all items of Personal Property included in the Station Assets to the extent Buyer's inspection of same reveals items which, in the reasonable opinion of Buyer, require such repair.

            (xi)  Provide to Purchaser, in the ordinary course of business and as available, copies of financial statements for the Station in respect of periods on and after December 31, 2002.

          (b)  Negative Covenants. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or the Time Brokerage Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not:

            (i)    Terminate, modify or amend any Assumed Contract except as contemplated in Section 6.1(a)(vii).

            (ii)  Create any Lien on any of the Station Assets.

            (iii)  Sell, assign, lease or otherwise transfer or dispose of any of the material Station Assets now owned or hereafter acquired, except for assets consumed or disposed of in the ordinary course of business.

        6.2  Access. Between the date hereof and the Time Brokerage Date and thereafter as contemplated in the Time Brokerage Agreement, Seller will afford Buyer reasonable access to the Station and the Station Assets. Buyer, at its sole expense, shall be entitled to make such engineering and other inspections of the Station Assets as Buyer may desire, so long as such inspection would not unreasonably interfere with the operation of the Station.

        6.3  No Inconsistent Action. Between the date of this Agreement and the Closing, each party shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase and shall take no actions which are inconsistent with its obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. In particular, neither party shall take any action that would jeopardize the Station Licenses, result in its disqualification to hold the FCC Licenses or in any way delay grant of the FCC Application or consummation of the transactions contemplated by this Agreement, and Buyer shall take no action which would impair its financial or other qualifications to consummate this transaction in accordance with its terms. Should either party become aware of any such fact or circumstance, such party shall promptly inform the other.

        6.4  Confidentiality.

          (a)  Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, except where such information is known through other lawful sources or where its disclosure is required in accordance with applicable law. If the transactions contemplated hereby are not consummated for any reason, Buyer and Seller shall return to the other, without retaining a copy thereof in any medium whatsoever, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby. Except as is required for the consummation of the transaction contemplated by this Agreement, during the period from the date hereof through the Closing Date, both Buyer and Seller shall also keep confidential the fact that the parties have entered into this Agreement and all other matters relating to this transaction.

          (b)  Except as required by the FCC in connection with the filing of the FCC Application, without the prior consent of both Buyer and Seller, there shall be no public announcement relating to this Agreement.

        6.5  Further Assurances. Seller and Buyer shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement, including, for example, promptly advising each other of all communications relevant to the transactions contemplated by this Agreement received from the FCC after the date of this Agreement and furnishing each other with copies of all such written communications and summaries of all such oral communications.

        6.6  Employees; ERISA.

          (a)  Employment. The Buyer may, but is not obligated to, offer employment to any of the employees of the Station in positions and on terms substantially similar to their present employment, effective as of the Time Brokerage Date. To the extent the Buyer employs any employees of the Station and terminates such employees after the Time Brokerage Date, the Buyer shall be responsible for any severance pay owed to such employee of the Station that the Buyer terminates within one year after the Time Brokerage Date. To the extent the employees are not offered employment with Buyer and are terminated by Seller, the Seller shall pay to any such employee severance in accordance with the policy of the Station.

          (b)  Employee Benefits Generally. The Buyer shall provide all employees of the Station that become employees of the Buyer ("Covered Employees") employee benefits that are maintained by the Buyer generally for its employees (the "HBC Plans") in accordance with their terms. To the extent permitted by the terms of the HBC Plans, the Buyer will (i) waive all deductibles, waiting periods and limitations with respect to pre-existing conditions and other conditions applicable to employees of Seller under the HBC Plans, and (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Covered Employees for service with Seller or its subsidiaries or affiliates under any and all of the HBC Plans. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Covered Employees, to any other severance benefits nor will it accelerate compensation due any such Covered Employee as of the Time Brokerage Date. Subject to the foregoing, the Buyer shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Time Brokerage Date in compensation, benefits and other terms of employment and to terminate any such employee.

        6.7  Agreement with Fritz Broadcasting Co. Attached hereto as Schedule 6.7 is a true and correct copy of a letter agreement (as amended to date, the "Fritz Letter Agreement") between Seller and Fritz Broadcasting Co. ("Fritz"). On and after the Closing, (i) Seller will assign to Buyer its rights to cause Fritz to make certain modifications to KFAN-FM, as contemplated by the Fritz Letter Agreement, and (ii) Buyer will assume Seller's obligations to pay to Fritz the sum of $900,000 (of which $650,000 is to be paid at Closing and $250,000 is to be placed into an escrow) and to reimburse Fritz for out-of-pocket costs associated with the modifications to KFAN-FM, all as contemplated by the Fritz Letter Agreement. Further, Buyer will reimburse Seller at the Closing for the $100,000 down payment previously made by Seller under the Fritz Letter Agreement.

        6.8  Cooperation Relative to Accounts Receivable. Following the Time Brokerage Date, the Buyer shall (i) assist the Seller, as reasonably requested in the collection of the Accounts Receivable for a period of 120 days (it being understood that Buyer is not required to expend any of is own funds in connection therewith), (ii) deliver to the Seller, on or before the 15th, 30th, 45th, 60th, 75th, 90th and 120th days following the Time Brokerage Date (each, a "Turnover Date") and thereafter, any checks or other instruments received by the Buyer in respect of the Seller's Accounts Receivables (and endorse to the order of Seller any such checks which are erroneously made payable to the Buyer). In addition, the Buyer hereby agrees and acknowledges (a) that the Accounts Receivable are solely the property of the Seller, (b) that all payments received by the Buyer on account of the Accounts Receivable shall be held in trust for the benefit of the Seller and (c) that all such payments shall be delivered to Seller together with any necessary endorsements thereon, on each Turnover Date and thereafter. To the extent that Seller has not received payment on any Accounts Receivable as of the 120th day following the Time Brokerage Date, Buyer shall have no further obligation or right to collect the Accounts Receivable, unless otherwise agreed upon by Seller and Buyer, and Buyer shall promptly return any and all documentation related to the Accounts Receivable to Seller. Notwithstanding the foregoing, Buyer shall have no obligation to contact account debtors or undertake other collection efforts in respect of Seller's Accounts Receivables.

        6.9  Studio Facility Operations. On or prior to Closing, Seller shall remove all of its operations, including its AM radio operations (which shall include, but not be limited to, all assets and personnel), other than those pertaining to the Station, from the leased property assumed by Buyer pursuant to this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT

        7.1  To Buyer's Obligations. The obligations of Buyer hereunder are, at its option, subject to satisfaction or waiver by Buyer (except for prior FCC consent), at or prior to the Closing Date, of each of the following conditions:

          (a)  Representations, Warranties and Covenants.

            (i)    All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects (except as otherwise expressly permitted by this Agreement) on and as of the Closing Date as if made on and as of that date.

            (ii)  All of the terms, covenants and conditions to be complied with and performed by Seller under this Agreement on or prior to Closing Date shall have been complied with or performed by Seller in all material respects.

          (b)  FCC Consent. The FCC Consent shall have been obtained, without the imposition of any condition materially adverse to Buyer except those that are customary in the assignment of FM licenses. Licensee shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order (unless Buyer elects to waive the Final Order).

          (c)  No Injunction. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

          (d)  Governmental Authorizations. Licensee shall be the holder of all FCC Licenses, and there shall not have been any modification of any Station License relating to the Station that could have an adverse effect on the Station or the conduct of the business and operations of the Station. No proceeding (other than proceedings affecting the broadcasting industry generally) shall be pending which presents a substantial probability of revocation, failure to renew, suspension or materially adverse modification of any FCC License.

          (e)  Consents. Seller shall have obtained all necessary approvals and consents to the assignment to Buyer of each Assumed Contract without any adverse change in the terms or conditions of such contracts.

          (f)    Broadcasting at New Transmitter Site. The Station shall have received program test authority from the FCC as a Class C-3 radio station and shall be broadcasting from the New Transmitter Site in accordance with such authority.

          (g)  Deliveries. Seller shall have made or stand willing to make all deliveries required under Section 8.1.

        7.2  To Seller's Obligations. The obligations of Seller hereunder are, at its option, subject to satisfaction or waiver by Seller (except for prior FCC Consent), at or prior to the Closing Date, of each of the following conditions:

          (a)  Representations, Warranties and Covenants.

            (i)    All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (except as otherwise expressly permitted by this Agreement) on and as of the Closing Date as if made on and as of that date.

            (ii)  All of the terms, covenants and conditions to be complied with or performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed by Buyer in all material respects.

          (b)  FCC Consent. The FCC Consent shall have been obtained, without the imposition of any condition materially adverse to Seller except those that are customary in the assignment of FM licenses. Buyer shall have complied with any conditions imposed on it by the FCC Consent.

          (c)  No Injunction. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

          (d)  Deliveries. Buyer shall have made or stand willing to make all the deliveries required under Section 8.2and shall have paid or stand willing to pay the Purchase Price as provided in Section 2.3.

          (e)  Consent. All necessary approvals and consents to the assignment to Buyer of each Assumed Contract shall have been obtained.

ARTICLE 8
DOCUMENTS TO BE DELIVERED AT THE CLOSING

        8.1  Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:

          (a)  A certificate, dated as of the Closing Date, executed by an officer or manager of Operating Company and of Licensee, certifying that the closing conditions specified in Section 7.1(a) have been satisfied;

          (b)  Duly executed instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, effecting the sale, transfer, assignment and conveyance of the Station Assets to Buyer free and clear of all Liens, including, but not limited to, the following:

            (i)    an assignment of the FCC Licenses;

            (ii)  bills of sale for all Personal Property; and

            (iii)  an assignment of Seller's rights under the Assumed Contracts;

          (c)  A copy of any instrument evidencing receipt of any of the required consents described in Section 7.1(e);

          (d)  Such other documents, information, certificates and materials as may be required by this Agreement.

        8.2  Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

          (a)  A certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized representative of Buyer, certifying that the closing conditions specified in Section 7.2(a) have been satisfied;

          (b)  The Purchase Price in immediately available wire transferred federal funds as provided in Section 2.3; and

          (c)  Such other documents, information, certificates and materials as may be required by this Agreement.

ARTICLE 9
INDEMNIFICATION, SURVIVAL

        9.1  Seller's Indemnities. From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its affiliates and their respective members, managers, partners, directors, officers, employees, and representatives, and the successors and assigns of any of them, and any person claiming by or through any of them, from and against, and reimburse them for, all claims, damages, liabilities, losses, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from:

          (a)  The ownership or operation of the Station Assets prior to the Closing, including without limitation any liabilities arising under the Station Licenses or the Assumed Contracts which relate to events occurring prior to the Closing;

          (b)  Any liabilities of Seller not assumed by Buyer under this Agreement, including without limitation any liabilities arising at any time under any contract or agreement not included in the Assumed Contracts;

          (c)  Any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document or instrument delivered by Seller to Buyer under this Agreement;

          (d)  Any failure of Seller to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; or

          (e)  Any actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        9.2  Buyer's Indemnities. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective members, managers, partners, directors, officers, employees, and representatives, and the successors and assigns of any of them, and any person claiming by or through any of them, from and against, and reimburse them for, all claims, damages, liabilities, losses, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys' fees and expenses, resulting from:

          (a)  any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document or instrument delivered by Buyer to Seller under this Agreement;

          (b)  the ownership or operation of the Station Assets from and after the Closing;

          (c)  any actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; or

          (d)  any liability or obligations assumed by Buyer under this Agreement or arising from the conduct of Buyer after the Closing Date.

        9.3  Procedure for Indemnification. The procedure for indemnification shall be as follows:

          (a)  The party seeking indemnification under this Article 9 (the "Claimant") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, reasonably specifying (i) the factual basis for the claim; and (ii) the amount of the claim if then known. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after Claimant becomes aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor if Claimant's failure has not materially prejudiced Indemnitor's ability to defend the claim or litigation.

          (b)  The Claimant shall make available to Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim for indemnity.

          (c)  With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall defend against the claim with counsel reasonably acceptable to Claimant, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for reasonable expenses incurred by the Claimant as the result of a request by the Indemnitor. The Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not assume control of the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such a manner as it deems appropriate, and in such event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

        9.4  Limitations. Neither party shall be required to indemnify the other party under this Article 9 unless (i) written notice of a claim under this Article 9 was received by the party within the pertinent survival period specified in Section 9.5; and (ii) the aggregate amount of claims against the party to which the other party (as a Claimant) is entitled to be indemnified under this Agreement exceeds $25,000, after which the Claimant shall be entitled to recover, and the Indemnitor shall be obligated for, all additional losses, costs, liabilities, damages and expenses for Claimant. In calculating the amount of losses to the Buyer or the Seller under Section 9.1 and Section 9.2, (a) such losses shall be reduced by any recovery received from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the losses, and (b) no amount shall be included in such losses except for the party's actual out-of-pocket costs and expenses.

        9.5  Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities and other agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing representations, warranties, covenants, indemnities and agreements and shall survive the Closing for a period of 18 months (the "Survival Period"). No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is given, the right to indemnification with respect thereto shall survive the Survival Period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

ARTICLE 10
TERMINATION RIGHTS

        10.1 Termination.

          (a)  In addition to other available remedies, this Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other if:

            (i)    the other party is in material breach of this Agreement or the Time Brokerage Agreement and such breach has been neither cured within thirty (30) days after written notice of such breach nor waived by the party giving such termination notice;

            (ii)  a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

            (iii)  the Closing has not occurred by a date that is one (1) year from the date of this Agreement (the "Upset Date");

          (b)  This Agreement may be terminated by mutual written consent of Buyer and Seller.

          (c)  If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under Section 10.1(a)(i), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting party shall have thirty (30) days from receipt of such notice to cure such default; provided that, if the breach or default is due to no fault of the defaulting party and is not capable of cure within such thirty (30) day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effect a cure. Nothing in this Section 10.1(c) shall be interpreted to extend the Upset Date.

        10.2 Effect of Termination. The following sections shall survive the termination of this Agreement pursuant to Section 10.1(a): 6.4 (Confidentiality), 11.1 (Default), 11.3 (Limitations on Damages), 12.3 (Entire Agreement; Schedules; Amendment; Waiver), 12.4 (Headings), 12.5 (Computation of Time), 12.6 (Governing Law; Waiver of Jury Trial), 12.7 (Attorneys' Fees), 12.9 (Notices), 12.10 (Counterparts) and 13.1 (Definitions).

ARTICLE 11
REMEDIES UPON DEFAULT

        11.1 Remedies Generally. The parties acknowledge that the Station Assets and the transactions contemplated hereby are unique, that a failure by Seller or Buyer to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Buyer agree that each shall be entitled, in the event of a default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled.

        11.2 Limitations on Damages. Notwithstanding the foregoing, neither party shall be liable to the other for special, consequential, punitive or exemplary damages, and in no event shall Seller's total liability to Buyer under this Agreement (including, for example, Seller's liability to Buyer pursuant to Section 9.1 (Seller's Indemnities) and Buyer's liability to Seller pursuant to Section 9.2 (Buyer's Indemnifies)) exceed the amount of the Purchase Price if after Closing, or the Deposit Amount, if before Closing.

ARTICLE 12
OTHER PROVISIONS

        12.1 Transfer Taxes and Expenses. All recordation, transfer, and documentary fees (but not including FCC fees or sales taxes, if any) imposed on this transaction shall be paid one-half by Buyer and one-half by Seller. Sales taxes, if any, imposed in connection with the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by Seller. Except as otherwise provided in this Agreement, each party shall be solely responsible for and shall pay all other costs and expenses (including attorney and accounting fees) incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

        12.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign its rights under this Agreement without the prior written consent of the other; provided, however, that Buyer may assign this Agreement to one or more of its wholly-owned subsidiaries and may assign the right to have the Station Licenses assigned to a designated trustee, so long as (i) any such assignment does not result in any delay of the Closing and (ii) Hispanic Broadcasting Corporation continues to remain liable hereunder for the obligations of any assignee(s).

        12.3 Entire Agreement; Schedules; Amendment; Waiver. This Agreement and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a schedule hereto shall be deemed to have been included in other pertinent schedules, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment or consent is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

        12.4 Headings. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

        12.5 Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a federal holiday, then such time shall be extended to the next business day.

        12.6 Governing Law;. The construction and performance of this Agreement shall be governed by the law of the State of Texas without regard to its principles of conflicts of law.

        12.7 Attorneys' Fees. In the event of any dispute between the parties to this Agreement, Seller or Buyer, as the case may be, shall reimburse the prevailing party for its reasonable attorneys' fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing party may have under this Agreement.

        12.8 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

        12.9 Arbitration.

          (a)  Arbitration Disclosures.

            (i)    ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

            (ii)  IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

            (iii)  DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

            (iv)  ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR TO SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED.

            (v)  IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

          (b)  Arbitration Provisions. Any dispute or controversy between the parties arising under or in connection with this Agreement and by execution and delivery of this Agreement shall be resolved under the Commercial Arbitration Rules of the American Arbitration Association (the "Administrator"). In this regard:

            (i)    Any claim or controversy ("Dispute") between the parties and their assigns, including, but not limited to, Disputes arising out of or relating to this Agreement, this Section 12.9 ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Documents"), shall, at the request of either party, be resolved by binding arbitration in accordance with the applicable arbitration rules of the Administrator. The provisions of this arbitration clause shall survive any termination, amendment or expiration of this Agreement or the Related Documents. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

            (ii)  The arbitration proceedings shall be conducted in Austin, Texas at a place to be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within one hundred twenty (120) days of the filing of the Dispute with the Administrator.

            (iii)  The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies, including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

            (iv)  Judgment upon an arbitration award may be entered in any court having jurisdiction, and the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

            (v)  Either party may initiate arbitration with the Administrator; however, if either party initiates litigation and another party disputes any allegation in that litigation, the disputing party, upon the request of the initiating party, must file a demand for arbitration with the Administrator and pay the Administrator's filing fee. The parties may serve by mail a notice of an initial motion for an order of arbitration.

        Notwithstanding the applicability of any other law to this Agreement, the arbitration clause or Related Documents between the parties, the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., shall apply to the construction and interpretation of this arbitration clause.

        12.10  Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be addressed to the following addresses or to such other address as any part may request:

If to Seller:	c/o Simmons Media Group, LLC 515 South 700 East, #1C Salt Lake City, Utah 84102 Attention: David E. Simmons Telephone: 801-323-9315 Telecopier 801-323-9316 E-mail: dsimmons@simmonsmedia.com
With a copy to:	Laurie S. Hart Callister Nebeker & McCullough Gateway Tower East #900 East South Temple Street Salt Lake City, UT 84133 Telephone: 801-530-7456 Telecopier: 801-364-9127 E-mail: lshart@cnmlaw.com
If to Buyer:	c/o Hispanic Broadcasting Corporation 3102 Oak Lawn Avenue, Suite 215 Dallas, Texas 75219 Attn: Jeffrey T. Hinson, Senior Vice President Fax: 214-525-7750 E-mail: jhinson@hispanicbroadcasting.com
With a copy to:	Hallett & Perrin 2001 Bryan St., Suite 3900 Dallas, Texas 75201 Attn: Bruce H. Hallett Fax: 214-922-4170 E-mail: bhallett@hallettperrin.com

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission if sent by facsimile, (c) on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt if sent by an overnight delivery service.

        12.11  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

ARTICLE 13
DEFINITIONS

        13.1 Defined Terms. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Agreement" shall mean this Asset Purchase Agreement.

        "Assumed Contracts" shall have the meaning set forth in Section 1.2(c).

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Claimant" shall have the meaning set forth in Section 9.3.

        "Closing" shall have the meaning set forth in Section 1.1.

        "Closing Date" shall mean the date on which the Closing is completed.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

        "FCC" shall have the meaning set forth in the preamble to this Agreement.

        "FCC Application" shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses from Licensee to HBC License; provided, however, that in the event that the merger of Hispanic Broadcasting Corporation and Univision Communications Inc. ("Univision"), MB Docket No. 02-235, has not been consummated at the time the FCC Applications are to be filed, the FCC Applications also shall include an application seeking consent to the assignment from Licensee to HBC License as owned and controlled by Univision.

        "FCC Consent" shall mean the action by the FCC granting the FCC Application.

        "FCC Licenses" shall have the meaning set forth in Section 1.2(a).

        "Final Order" shall mean action by the FCC with respect to the FCC Application (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion is pending, and (iii) as to which the time for filing any such appeal, request, petition or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, has expired.

        "Indemnitor" shall have the meaning set forth in Section 9.3.

        "Liens" shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, condition sales agreements, leases, encumbrances, claims or other defects of title, but shall not include (i) liens for current taxes not yet due and payable and (ii) other liens imposed by law (such as materialman's mechanic's, carrier's, worker's and repairman's liens) arising in the ordinary course of business (provided that such liens do not interfere in any material respect with the use of the Station Assets as currently used and that Seller remains liable for paying such liens).

        "Personal Property" shall have the meaning set forth in Section 1.2(b).

        "Purchase Price" shall have the meaning set forth in Section 2.1.

        "Seller" shall have the meaning set forth in the preamble to this Agreement.

        "Station" shall have the meaning set forth in the preamble to this Agreement.

        "Station Assets" shall mean the assets to be transferred to Buyer hereunder, as more fully specified in Section 1.2.

        "Station Licenses" shall have the meaning set forth in Section 1.2(a).

        "Survival Period" shall have the meaning set forth in Section 9.5.

        "Upset Date" shall have the meaning set forth in Section 10.1(a)(iii).

        13.2.  Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms apply to females as well as males; feminine terms apply to males as well as females. The term "includes" or "including" is by way of example and not limitation.

[signature page of Asset Purchase Agreement]

        IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

SELLER	Simmons-Austin, LLC
	By:	/s/ DAVID E. SIMMONS David E. Simmons, Chairman and Manager
Simmons Lone Star Media, Ltd. By Simmons Media Group, LLC (general partner)
	By:	/s/ DAVID E. SIMMONS David E. Simmons, Manager
BUYER	HBC License Corporation
	By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson, Senior Vice President
HBC Broadcasting Texas, L.P. By HBC GP Texas, Inc. (general partner)
	By:	/s/ JEFFREY T. HINSON Jeffrey T. Hinson, Senior Vice President

QuickLinks

  Exhibit 10.19
ASSET PURCHASE AGREEMENT
WITNESSETH
ARTICLE 1 ASSETS TO BE CONVEYED
ARTICLE 2 PURCHASE PRICE
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 5 GOVERNMENTAL CONSENTS
ARTICLE 6 COVENANTS
ARTICLE 7 CONDITIONS PRECEDENT
ARTICLE 8 DOCUMENTS TO BE DELIVERED AT THE CLOSING
ARTICLE 9 INDEMNIFICATION, SURVIVAL
ARTICLE 10 TERMINATION RIGHTS
ARTICLE 11 REMEDIES UPON DEFAULT
ARTICLE 12 OTHER PROVISIONS
ARTICLE 13 DEFINITIONS